UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2013

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 8.01. Other Events.

On June 3, 2013, Speedway Motorsports, Inc., a Delaware corporation (the “Company”), completed its previously announced redemption of its 8 3/4% Senior Notes due 2016 (the “Senior Notes”), of which $275,000,000 in aggregate principle amount was outstanding. The redemption date for the Senior Notes was June 1, 2013 (the “Redemption Date”) pursuant to notice delivered by the Trustee on the Company’s behalf on April 15, 2013. The Senior Notes were issued pursuant to the Indenture dated as of May 19, 2009 (the “Indenture”), by and among the Company, the Guarantors of the Indenture and U.S. Bank National Association, as Trustee. The redemption price was 104.375% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon up to the Redemption Date, or an aggregate of $299,062,500. After the Redemption Date, interest on the Senior Notes ceased to accrue and all rights of the holders of the Senior Notes ceased, except for the right to receive the redemption price and accrued and unpaid interest to the Redemption Date. A copy of the Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 19, 2009.

The Company funded the redemption amount (1) by drawing the full $250,000,000 term loan at an annual interest rate of LIBOR plus 2% pursuant to the Amended and Restated Credit Agreement dated as of February 1, 2013, by and among the Company, Speedway Funding, LLC, a Delaware limited liability company, the Guarantors to the Amended and Restated Credit Agreement, Bank of America, N.A., as Administrative Agent, and the several lenders as identified therein, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 7, 2013 by the Company and is incorporated herein by reference, plus (2) cash on hand in the amount of $49,062,500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

June 3, 2013	/s/ William R. Brooks
William R. Brooks Vice Chairman, Chief Financial Officer and Treasurer